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                                  Exhibit 99.2
News Release

     Contact:  JACOR COMMUNICATIONS
               Pam Taylor, Vice President, Communications
               606.655.6523

               BURBACH BROADCASTING COMPANY
               Nicholas A. Galli, President
               412.263.6716

     FOR IMMEDIATE RELEASE

                           JACOR TO ACQUIRE FIVE OHIO
                      RADIO STATIONS FOR $14.5 MILLION FROM
                          BURBACH BROADCASTING COMPANY

     COVINGTON, KY., OCTOBER 23, 1997:   Jacor Communications, Inc. (JCOR:
     Nasdaq) today entered into an agreement to purchase WMRN-AM, WMRN-FM and WDIF-FM of Marion, Ohio, WQTL-FM of Ottawa, and WHMQ-FM of North Baltimore, Ohio from Marion Radio Company, an affiliate of Burbach Broadcasting Company of Pittsburgh, Pennsylvania. Jacor will purchase the northwest Ohio stations for $14.5 million in cash.

     Burbach Broadcasting, which has been in the radio business for 34 years, currently operates stations in Ohio, Pennsylvania and West Virginia.

     The transaction is subject to regulatory review.

     Jacor is the nation's third largest radio group measured by total revenues. Including announced pending acquisitions, Jacor now owns, operates, or represents 172 radio stations in 36 U.S. broadcast areas, and WKRC-TV in Cincinnati. Additionally, Jacor is the country's third largest provider of syndicated radio programming through Radio-Active Media (formerly EFM), the syndicator for top radio personalities Rush Limbaugh and Dr. Dean Edell, and Premiere Radio Networks, the Los Angeles based syndicator of THE DR. LAURA SCHLESSINGER SHOW and creator of comedy clips, jingles and other programming and research products. Jacor also owns a satellite distribution service, NSN, which provides bi-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. Additionally, Jacor has plans to grow in other broadcast-related products and businesses.

     Visit www.cfonews.com/jcor/ for more information on Jacor.
                                                  Jacor Communications, Inc.
                                                  12th Floor
                                                  50 E. RiverCenter Blvd.
                                                  Covington, Kentucky 41011
                                                  Tel 606.655.2267
                                                  Fax 606.655.9345